EXHIBIT 99.1
May 31, 2007 04:30 PM Eastern Daylight Time
3M Acquires Rights to PERIDEX Oral Rinse from Zila Inc.
Acquisition Strengthens 3M’s Preventive Dental Product Line
ST. PAUL, Minn.—(BUSINESS WIRE)—3M announced today it has acquired the manufacturing and marketing rights to the PERIDEX® brand periodontal rinse product from Zila Inc. (NASDAQ:ZILA) for $9.5 million in cash.
OMNI Preventive Care, a 3M ESPE Company since early 2006, has sold PERIDEX brand oral rinse to dentists in the U.S. since 2000. “Through this acquisition of the PERIDEX brand, we now own all the rights related to the PERIDEX business beyond our existing distribution,” said Jeffrey R. Lavers, division vice president, 3M ESPE. “The full PERIDEX oral rinse business further strengthens 3M’s preventive dental product line and enables us to continue to deliver even more preventive oral care solutions to dental professionals as they help treat patients with periodontal infections and diseases.”
Periodontal diseases are serious bacterial infections that destroy the attachment fibers and supporting bone that hold teeth in the mouth. Left untreated, these diseases can lead to tooth loss. PERIDEX 0.12% chlorhexidine gluconate oral rinse is a prescription mouth rinse that reduces the redness, swelling and bleeding of gums caused by gingivitis. The rinse, which features an herbal mint taste, continues to work after rinsing because one third of its active ingredient — chlorhexidine gluconate — binds to oral surfaces and is slowly released into oral fluids.
“3M’s expertise in the dental preventive products industry, along with its research and development, will help continue to build the PERIDEX brand, which is considered the gold standard in periodontal rinses,” said Frank Bellizzi, DMD, president of Zila Pharmaceuticals Inc.
3M ESPE manufactures and markets more than 2,000 products and services designed to help dental professionals improve their patients’ oral health care. 3M Health Care, one of 3M’s six major business segments, provides world-class innovative products and services to help health care professionals improve the practice and delivery of patient care in medical, oral care, drug delivery and health information markets.
About Zila Inc.
Zila Inc., headquartered in Phoenix, is a leading oral cancer diagnostic company focused on the prevention and treatment of oral disease:
Zila is dedicated to establishing ViziLite® Plus as the new standard of care within the medical community for the early detection of oral abnormalities that could lead to cancer, with an initial focus on the dental market through Pro-Dentec®, a leading designer, manufacturer and marketer of Soft Tissue Management (STM®) products. Sold exclusively and directly to dental professionals, Pro-Dentec’s core products include the Rota-dent® Professional Powered Brush, the Pro-Select3® Piezo-Ultrasonic Scaler System and a suite of pharmaceutical STM® products for both in-office and home-care use.
Zila is also focused on achieving regulatory approval for the next generation oral cancer diagnostic, OraTest®, followed by the development of additional applications of its cancer detection technologies.
For more information about Zila, visit http://www.zila.com/.
About 3M — A Global, Diversified Technology Company
Every day, 3M people find new ways to make amazing things happen. Wherever they are, whatever they do, the company’s customers know they can rely on 3M to help make their lives better. 3M’s brands include Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti. Serving customers around the world, the people of 3M use their expertise, technologies and global strength to lead in major markets including consumer and office; display and graphics; electronics and telecommunications; safety, security and protection services; health care; industrial and transportation.
3M, Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti are trademarks of 3M.
ViziLite, Pro-Dentec, Soft Tissue Management (STM), Rota-dent, Pro-Select3 and OraTest are trademarks of Zila.
Contacts
Media Contacts:
3M
Donna Fleming Runyon, 651-736-7646
or
Zila
Bill Douglass, 212-825-3210
or
Investor Contacts:
3M
Matt Ginter, 651-733-8206
or
Bruce Jermeland, 651-733-1807
or
Zila
Adam Holdsworth, 212-825-3210
or
Michael Crawford, 212-825-3210